Press Release                   Source: Cargo Connection Logistics Holding, Inc.

CARGO CONNECTION LOGISTICS SIGNS THREE YEAR DEAL WITH GLOBAL CONSUMER PACKAGING COMPANY

Company to Provide Inventory Supply and Control for London-based Rexam PLC

INWOOD, NY, April 23, 2007 - Cargo Connection Logistics Holding, Inc. (OTCBB:CRGO) (Berlin:CD6.BE) (Frankfurt:217026) today announced that it's subsidiary, Cargo Connection Logistics - International, Inc., has signed an agreement with Rexam PLC to provide "just in time" inventory and warehouse services for one of the London-based firm's manufacturing plants in the Chicago area.

Rexam is one of the world's leading consumer packaging groups and the world's leading manufacturer of beverage cans. The company, which has annual sales in excess of (pound)3.7 billion, has recently opened a manufacturing line in Elk Grove Village, Illinois to produce a new, innovative product. At that facility, Cargo Connection Logistics will provide the production plant with as needed raw materials and also provide distribution for finished merchandise out of its Bensenville operation. Rexam serves the beverage, beauty, pharmaceuticals and food markets with around 100 manufacturing operations in more than 20 countries. Rexam employs more than 22,000 people in more than 20 countries.

Cargo Connection Logistics and Rexam have been working on this partnership for some time. According to Scott Goodman, Chief Operating Officer of Cargo Connection Logistics Holding, Inc., they should begin providing services to Rexam immediately.

According to Goodman, Cargo Connection Logistics will store and transport Rexam's raw materials, which will supply its manufacturing line in Bensenville, and then pick up finished merchandise and hold those goods for distribution.

"We are very excited about this new opportunity and we are quite proud that Rexam has chosen Cargo Connection Logistics as its primary warehouse/logistics vendor for this new operation," said Goodman.

Goodman went on to state that this new business will occupy approximately 50 percent of the space that was available in Cargo Connection Logistics' Chicago facility and will bring the operation to a new level in the supply chain.

"What is particularly gratifying is that by venturing into this operation, Cargo Connection Logistics has once again proven its ability to diversify into all areas of the third party logistics business," said Goodman. "This is part of our core business and we will continue to explore all avenues to grow our existing enterprise while seeking ways in which we can further diversify and expand from this solid base."

About Cargo Connection Logistics Holding, Inc.

Company: Cargo Connection Logistics Holding, Inc. consists of Cargo Connection Logistics Corp. and Cargo Connection Logistics - International, Inc. (formally Mid-Coast Management, Inc.), which are both headquartered in Inwood, NY. The Company also has offices in Atlanta, GA; Charlotte, NC; Chicago, IL; Columbus, OH; Miami, FL; New York, NY; Pittsburgh, PA; and San Jose, CA. Cargo Connection Logistics is a leader in world trade logistics. Headquartered adjacent to JFK International Airport, the company is a transportation logistics provider for shipments importing into and exporting out of the United States, with service areas throughout the United States and North America. The companies currently provide a comprehensive variety of transportation and warehouse capacity services to shippers throughout the nation. They have U.S Customs Bonded Container Freight Station operations specifically designed to handle internationally arriving freight for the major retail suppliers through its CFS facilities in Florida, Georgia, Illinois, New York and Ohio. They also have a General Order Warehouse operating in New York.

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Cargo Connection Logistics' website is www.cargocon.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including, without limitation:

-- the Company's ability to increase its revenues, including by obtaining contacts with foreign shippers;
-- the Company's financial condition, including its ability to continue as a going concern;
--    the effect of the Company being in default on its indebtedness;
--    the Company's ability to raise additional capital;
--    the Company's reliance on key personnel and independent agents; and
--    the Company's vulnerability to economic and industry conditions

Press information at: http://www.cargocon.com/headlines.html
                      --------------------------------------

Contact:
Peter Nasca
Peter Nasca Associates, Inc.

Ft. Lauderdale 954-473-0677 Chicago 312-421-0723